Exhibit (a)(1)(Q)

INFOSYS LIMITED

Corporate Identity Number (“CIN’’): CIN: L85110KA1981PLC013115

Registered Office Address: No. 44, Electronics City, Hosur Road, Bengaluru, Karnataka, 560100

Contact Person: A.G.S. Manikantha, Company Secretary

Tel: +91 80 28520261 (Extn: 67775), Fax: +91 80 28520362

Website: www.infosys.com E-mail: sharebuyback@infosys.com

Date: November 18, 2025

Ref: DP ID / Client ID No.:

Dear Shareholder,

Sub: OFFER TO BUYBACK UP TO 10,00,00,000 (TEN CRORE) FULLY PAID-UP EQUITY SHARES OF FACE VALUE OF ₹ 5 (RUPEES FIVE ONLY) EACH OF INFOSYS LIMITED (“EQUITY SHARES”), REPRESENTING 2.41% OF THE TOTAL NUMBER OF EQUITY SHARES IN THE PAID-UP EQUITY SHARE CAPITAL OF THE COMPANY (ON A STANDALONE BASIS) FROM ALL THE ELIGIBLE SHAREHOLDERS OF EQUITY SHARES OF THE COMPANY AS ON NOVEMBER 14, 2025 (“RECORD DATE”) AS PER THE RECORDS MADE AVAILABLE TO THE COMPANY BY DEPOSITORIES AS ON THE RECORD DATE, ON A PROPORTIONATE BASIS (SUBJECT TO SMALL SHAREHOLDER RESERVATION), THROUGH THE “TENDER OFFER” ROUTE AT A PRICE OF ₹ 1,800 (RUPEES ONE THOUSAND EIGHT HUNDRED ONLY) PER EQUITY SHARE PAYABLE IN CASH FOR AN AGGREGATE CONSIDERATION OF UP TO ₹ 18,000 CRORE (RUPEES EIGHTEEN THOUSAND CRORE ONLY) (“BUYBACK”).

With reference to the above, please find below the details of Equity Shares held by you as on the Record Date i.e., November 14, 2025, along with entitlement for your information:

Folio No. / DP ID and Client ID	No. of Equity Shares held as on the Record Date	Entitlement for Buy-back (No. of Equity Shares)

Please note that Eligible Shareholders may also check their entitlement on the website of the Registrar to the Buyback, i.e., KFin Technologies Limited, by following the steps given below:

1) Click on https://kosmic.kfintech.com/karisma/buybackofferv2.aspx

2) Select the name of the Company – Infosys Limited-Buyback 2025

3) Select holding type – “Physical” or “NSDL” or “CDSL”

4) Based on the option selected above, enter your “Folio Number” or “NSDL DPID/Client ID” or “CDSL Client ID”

5) Enter the Security code and click on submit

6) The entitlement will be provided in the pre-filled ‘FORM OF ACCEPTANCE-CUM ACKNOWLEDGEMENT’.

Please note that the Tendering Period for the Buyback of Equity Shares of the Company will open on Thursday, November 20, 2025, and close on Wednesday, November 26, 2025. The procedure for tendering the Equity Shares is set out in the Letter of Offer. You can access / download the Letter of Offer and the Tender Form to participate in the Buyback, by clicking on the following links:

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Letter of Offer	Tender Form (For Eligible Shareholders holding Demat Shares)	Tender Form (For Eligible Shareholders holding Physical Shares)	Share Transfer Form – SH-4 (For Eligible Shareholders holding Physical Shares)

For other details in relation to the Buyback, please refer to the Letter of Offer and the Tender Form. Kindly note, if you wish to receive a hard copy of the Letter of Offer or the Tender Form, you may send a request to the Registrar to the Buyback at infosys.buyback2025@kfintech.com or to the Company at sharebuyback@infosys.com. In case you have not received the Letter of Offer and Tender Form, the same is also available on the website of the Company at https://www.infosys.com/investors/shareholder-services/buyback-2025.html, the Registrar to the Buyback at https://kosmic.kfintech.com/karisma/buybackofferv2.aspx, BSE Limited at www.bseindia.com, National Stock Exchange of India Limited at www.nseindia.com, the Manager to the Buyback at www.investmentbank.kotak.com and expected to be available on the website of SEBI at www.sebi.gov.in.

You are requested to take note of the following schedule of activities in relation to the Buyback:

Buyback Opening Date	November 20, 2025

Buyback Closing Date	November 26, 2025

Last Date and time of receipt of completed Tender Forms and other specified documents by the Registrar to the Buyback	On or before 5:00 p.m. (IST) on November 26, 2025

Last date of settlement of bids by the Clearing Corporation /Stock Exchanges*	December 3, 2025

*Such activities may take place on or before the last date.

The procedure for tendering Equity Shares is set out in paragraph 23 of the Letter of Offer.

Acquisition Window is available on both BSE Limited and National Stock Exchange of India Limited to facilitate the placing of sell orders by the Eligible Shareholders who wish to tender Equity Shares in the Buyback. BSE Limited is the Designated Stock Exchange for this Buyback.

During the Tendering Period, the Eligible Shareholders may place orders in the Acquisition Window only through their respective stock broker(s) during normal trading hours of the secondary market, by giving the details of Equity Shares they intend to tender under the Buyback.

In case of any queries, you may contact the Manager to the Buyback or Registrar to the Buyback at the details mentioned below:

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MANAGER TO THE BUYBACK	REGISTRAR TO THE BUYBACK

Kotak Mahindra Capital Company Limited

Address: 1st floor,27 BKC, Plot No. C-27, “G” Block, Bandra Kurla Complex, Bandra (E), Mumbai – 400 051

Tel. No.: +91 22 6218 5905

Contact Person: Mr. Ganesh Rane

Email: infosys.buyback2025@kotak.com

Website: www.investmentbank.kotak.com

SEBI Registration No: INM000008704

Validity Period: Permanent

CIN: U67120MH1995PLC134050

KFin Technologies Limited

Selenium, Tower- B, Plot No 31 and 32, Gachibowli, Financial District, Nanakramguda, Serilingampally Mandal, Hyderabad, Telangana – 500032

Tel. no.: +91 40 6716 2222: Fax: +91 40 2343 1551

Toll Free Number: +91 18003094001

Contact person: Mr. M Murali Krishna

Email: infosys.buyback2025@kfintech.com

Website: www.kfintech.com

Investor Grievance mail: einward.ris@kfintech.com

SEBI registration no.: INR000000221

Validity Period: Permanent

CIN: L72400MH2017PLC444072

To enable the Company to determine the applicable rate of tax deduction, it is essential for Members to submit the relevant information and declarations. Further, the Company has enabled shareholder portal to facilitate Members to submit the documents electronically.

Members are requested to visit https://www.infosys.com/investors/shareholder-services/tax-buyback2025.html for more instructions and information on matters pertaining to taxation. No communication and documents would be accepted from Members after last date of tendering of the offer i.e., November 26, 2025. Shareholders may write to buyback.tax@infosys.com for any clarifications.

We thank you for being a part of the “Green Initiative” of the Company. All future shareholder communications would be sent in electronic mode to this e-mail address. Any change in your e-mail address may please be communicated to your Depository Participant or to the Registrar in case the shares are held in physical.

Note: All capitalized terms used but not defined hereinabove, shall have the same meanings as ascribed to them in the Letter of Offer.

Thanking You

Yours sincerely,

For Infosys Limited

Sd/-

A.G.S. Manikantha,

Company Secretary

Membership No. A21918

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